Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2011 relating to the financial statements of CPI Aerostructures, Inc. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, which appear in CPI Aerostructures, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ J.H. Cohn LLP
Jericho, New York
July 22, 2011